Exhibit 99.1

ChineseInvestors.com Provides Financial, Business Update

NEW YORK (February 13, 2017) ChineseInvestors.com (OTCQB: CIIX) (“CIIX” or the “Company”), the premier financial information website for Chinese-speaking investors, today provides an update on the Company’s financial and business achievements in January 2017, as well as offers insight into plans moving forward.

“January represents a significant milestone in CIIX’s 18-year history, and we are pleased to update shareholders on key highlights of our progress. This includes sequential revenue growth and our entrance into the hemp-based CBD oil industry,” says CIIX founder and CEO Warren Wang. “I am grateful for investors who support our ongoing development plans and look forward to a prosperous year ahead.”

January Financial Highlights:

•	We filed form 10Q with the U.S. Securities and Exchange Commission (SEC), reflecting significantly higher revenues for the three- and six-month periods ended November 30, 2016, as compared to the same periods of 2015. Operating revenues increased 133% and 121%, respectively.
•	With diversified revenue streams, CIIX successfully achieved revenue growth for three consecutive quarters.

January Business Highlights:

•	We completed a $5 million private placement for our Series C-2016 convertible preferred stock, the proceeds of which will be allocated to the development and branding of hemp-based cannabidiol (CBD) oil online and retail sales operations; to invest in growing hemp and producing hemp-based CBD oil products in China to yield greater production and sales margins; to invest in the pursuit of regulatory approval for use of hemp-based CBD oil products for specific health applications in Mainland China; and to invest in early-stage emerging public companies in the legal cannabis industry in Colorado, California and other states where legal.
•	Launched Chinese language site www.ChineseCBDoil.com to offer hemp-based CBD oil health products to the Chinese community in the United States and Mainland China.
•	Rolled-out a new Chinese language app, “Da Ma Dian Ping,” 大麻点评网 which provides crowd-sourced cannabis and CBD oil product reviews and location information for dispensaries and CBD retail stores in the United States.
•	Participated in various roadshows targeting mainstream American investors, including the Southern California Investment Forum, the South Florida Investment Forum, and NOBLE Capital Markets Institutional Investor Conference. Additionally, CIIX plans to attend the upcoming Disruptive Growth & Healthcare Conference in New York, the SeeThruEquity Microcap Investor Conference in Miami, and the National Investment Banking Association (NIBA) New York Conference.

Building on the traction of January’s achievements, CIIX intends to focus on becoming a recognizable leader in the hemp-based CBD oil industry. The Company is hopeful that if the medicinal value of hemp-based CBD oil is accepted by Chinese regulatory authorities, the CBD oil that we help promote will find market acceptance among China's nearly 1.4 billion people. CIIX is reaching out to this market through www.ChineseCBDoil.com, and in upcoming months will open a retail store in the predominantly Chinese community of San Gabriel, California, also where the Company’s headquarters are located.

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“The hemp-based CBD oil market has great potential and our management team and employees are very excited to develop this new division of the company,” says Wang. “Our longer term plans include opening additional brick-and-mortar retail locations in the U.S. and around the world.”

In addition to continued growth of its online and retail distribution business, CIIX intends to invest in hemp-based CBD oil drug research and development enterprises in China.

“Our ultimate goal in this arena is to obtain regulatory approval for the use of hemp-based CBD drugs to combat Epilepsy and Alzheimer’s disease. The application period for new drugs of this type in China is two to four years, much shorter than US Food and Drug Administration approval timelines. Our goal is to be the first company in China to use hemp-based CBD oil products to help mitigate the suffering of patients with Epilepsy and Alzheimer’s disease,” concludes Wang. As yet, neither the US Food and Drug Administration nor the Chinese drug regulatory authorities have accepted CBD oils to treat either disease.

About ChineseInvestors.com (OTCQB: CIIX)

Founded in 1999, ChineseInvestors.com endeavors to be an innovative company providing: (a) real-time market commentary, analysis, and educational related services in Chinese language character sets (traditional and simplified); (b) support services to our various partners; (c) consulting services to smaller private companies considering becoming a public company; and (d) advertising and public relation related support services.

Forward Looking Statement

Our discussion may include predictions, estimates or other information that might be considered forward-looking. While these forward-looking statements represent our current judgment on what the future holds, they are subject to risks and uncertainties that could cause actual results to differ materially. You are cautioned not to place undue reliance on these forward-looking statements, which reflect our opinions only as of the date of this presentation. Please keep in mind that we are not obligating ourselves to revise or publicly release the results of any revision to these forward-looking statements in light of new information or future events. Throughout today’s discussion, we will attempt to present some important factors relating to our business that may affect our predictions. You should also review our most recent Form 10-K and Form 10-Q for a more complete discussion of these factors and other risks, particularly under the heading “Risk Factors.”

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Contact:

Chineseinvestors.com Inc.

14 Wall Street, Suite 2038

New York, NY 10005

Investor Relations:

Alan Klitenic

+1 (214) 636-2548

Corporate Communications:

NetworkNewsWire (NNW)
New York, New York
www.NetworkNewsWire.com

212.418.1217 Office

editor@NetworkNewsWire.com

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